April 2013
Filed pursuant to Rule 433 dated April 19, 2013 relating to Preliminary Pricing Supplement No. 748 dated April 19, 2013 to Registration Statement No. 333-178081
STRUCTURED INVESTMENTS
Opportunities in Commodities
Enhanced Trigger Jump Securities due October     , 2016 Based on the Performance of a Basket of Three Precious Metals
The Enhanced Trigger Jump Securities, which we refer to as the securities, will pay an amount in cash at maturity that may be greater than or less than the stated principal amount depending on the performance of an equally-weighted basket consisting of gold, silver and palladium, which we refer to as the basket commodities, as measured on the valuation date (as defined below).  If the basket percent change (as defined below), as measured on the valuation date, is greater than the downside threshold value of -15% (meaning that the basket commodities, as a whole, have not depreciated by 15% or more over the term of the securities), the return on your investment in the securities will be the greater of the basket percent change and the specified fixed percentage. However, if the basket percent change, as measured on the valuation date, is less than or equal to -15% (meaning that the basket commodities, as a whole, have depreciated by 15% or more over the term of the securities), the payment at maturity will be solely based on the basket percent change, and, therefore, you will be exposed on a 1 to 1 basis to the negative performance of the basket over the term of the securities and you will lose a significant portion or all of your initial investment. In no event will the payment at maturity be greater than the specified maximum payment at maturity. The securities are for investors who seek a precious metal-based return and who are willing to risk their principal and forgo current income in exchange for the potential of receiving at least the fixed percentage return if the basket percent change is greater than  the specified downside threshold value. The payment at maturity may be significantly less than the stated principal amount of the securities and could be zero. Accordingly, you could lose your entire initial investment in the securities.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	April , 2013
Original issue date:	April , 2013 (3 business days after the pricing date)
Maturity date:	October , 2016
Basket:	Basket commodity	Bloomberg ticker symbol*	Weighting
	Gold	GOLDLNPM	33.3333%
	Silver	SLVRLN	33.3333%
	Palladium	PLDMLNPM	33.3333%

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the commodity price on any trading day will be determined based on the prices published by the relevant exchange.

Payment at maturity:	$1,000 + return amount, subject to the maximum payment at maturity. This payment may be greater than or less than the stated principal amount. There is no minimum payment at maturity.
Maximum payment at maturity:	$1,400 per security (140% of the stated principal amount).
Return amount:
If the basket percent change is greater than the downside threshold value, the return amount will be an amount in cash equal to:
$1,000  x  [the greater of (i) the basket percent change and (ii) the fixed percentage]
If the basket percent change is less than or equal to the downside threshold value, the return amount will be an amount in cash equal to:
$1,000  x  the basket percent change
In this case, the return amount will be negative and your payment at maturity per security will be an amount less than or equal to 85% of the stated principal amount and could be zero.

Fixed percentage:	10%
Downside threshold value:	-15%
Basket percent change:	The basket percent change is equal to the sum of the following with respect to each basket commodity: [(final commodity price – initial commodity price) / initial commodity price] x weighting
Final commodity price:	With respect to each basket commodity, the commodity price of such basket commodity on the valuation date
Initial commodity price:
With respect to each basket commodity, the commodity price of such basket commodity on the pricing date, subject to adjustment for each basket commodity individually for non-trading days and certain market disruption events

Commodity price:
For any trading day:
Gold: the afternoon gold fixing price per troy ounce (as stated in U.S. dollars);
Silver: the silver fixing price per troy ounce (as stated in U.S. cents); and
Palladium:  the afternoon fixing price per troy ounce gross (as stated in U.S. dollars).
For full descriptions, please see “Fact Sheet–Commodity price” on page 5.

Valuation date:	October , 2016, subject to adjustment for non-trading days and certain market disruption events.
CUSIP:	6174824J0
ISIN:	US6174824J08
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$1,000	$25	$975
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $25 for each security they sell. See “Supplemental information concerning plan of distribution; conflicts of interest” on page 9. For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 748 dated April 19, 2013
Prospectus Supplement dated November 21, 2011	Prospectus dated November 21, 2011
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Enchanced Trigger Jump Securities due October , 2016 Based on the Performance of a Basket of Three Precious Metals

Investment Overview

Enhanced Trigger Jump Securities

The Enchanced Trigger Jump Securities due October     , 2016 Based on the Performance of a Basket of Three Precious Metals (the “securities”) can be used:

▪	To gain exposure to the performance of a basket of three equally-weighted precious metals and provide diversification of underlying asset class exposure

▪
To provide limited protection against loss and potentially outperform the basket for a certain range of basket performance due to the fixed percentage return if the basket percent change is greater than -15%, which we refer to as the downside threshold value

The securities are exposed to the performance (whether negative or positive) of the basket, but provide for at least a fixed percentage return payable at maturity if the basket percent change is greater than the downside threshold value. However, in no event will the payment at maturity be greater than the maximum payment at maturity. There is no minimum payment at maturity on the securities.

Maturity:	Approximately 3.5 years
Maximum payment at maturity:	$1,400 per security (140% of the stated principal amount).
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Interest:	None

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Enchanced Trigger Jump Securities due October , 2016 Based on the Performance of a Basket of Three Precious Metals

Basket Overview

The basket is an equally-weighted basket composed of three precious metals.

Basket commodity information as of April 18, 2013
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low	Weighting
Gold (in U.S. dollars)	GOLDLNPM	$1,393.75	$1,644.00	$1,791.75 (on 10/4/12)	$1,380.00 (on 4/16/2013)	33.3333%
Silver (in U.S. cents)	SLVRLN	2,351¢	3,161¢	3,496¢ (on 10/4/2012)	2,331¢ (on 4/17/2013)	33.3333%
Palladium (in U.S. dollars)	PLDMLNPM	$670.00	$657.00	$774.00 (on 3/11/2013)	$565.00 (on 7/23/2012)	33.3333%
*Bloomberg ticker symbols are being provided for reference purposes only. With respect to each basket commodity, the commodity price on any trading day will be determined based on the prices published by the relevant exchange.

Basket Historical Performance January 1, 2008 to April 18, 2013

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Enchanced Trigger Jump Securities due October , 2016 Based on the Performance of a Basket of Three Precious Metals

Key Investment Rationale

This approximately 3.5-year investment offers a potential return at maturity based on full participation in the positive performance of the basket, subject to a maximum payment at maturity of $1,400 per security (140% of the stated principal amount), and protection from loss so long as the basket percent change, as measured on the valuation date, is greater than -15%, which we refer to as the downside threshold value. However, if the basket percent change, as measured on the valuation date, is less than the downside threshold value, the securities will be exposed on a 1 to 1 basis to the negative performance of the basket, and investors will lose a significant portion or all of their investment in the securities.
Upside Scenario:
If the basket percent change, as measured on the valuation date, is greater than the downside threshold value of -15%, you will receive a full return of principal at maturity plus a return based on the greater of (i) the basket percent change and (ii) the fixed percentage of 10%, subject to the maximum payment at maturity.

Downside Scenario:
If the basket percent change, as measured on the valuation date, is less than or equal to the downside threshold value, you will not receive a full return of principal at maturity. Instead, you will receive an amount equal to the sum of the stated principal amount and a return based on the basket percent change, which will be negative. This amount will be equal to or less than $850 per $1,000 stated principal amount of securities and could be zero. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

Summary of Selected Key Risks (see page 15)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	You will lose the benefit of the fixed percentage return if the downside threshold value is reached.

▪	Your participation in any appreciation of the basket is limited by the maximum payment at maturity.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	The market price of the securities may be influenced by many unpredictable factors.

▪	Specific commodities prices are volatile and are affected by numerous factors specific to each market.

▪	Changes in the price of one or more of the basket commodities may offset each other.

▪	Legal and regulatory changes could adversely affect the return on and value of your securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Investing in the securities is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.

▪	There are risks relating to trading of commodities on the London Bullion Market Association and the London Platinum and Palladium Market.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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Enchanced Trigger Jump Securities due October , 2016 Based on the Performance of a Basket of Three Precious Metals

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus. At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be greater than or less than the stated principal amount, based on the basket percent change, as measured on the valuation date. In no event will the payment at maturity be greater than the maximum payment at maturity. The securities are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April , 2013	April , 2013 (3 business days after the pricing date)	October , 2016 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Basket:	Basket commodity	Bloomberg ticker symbol*	Weighting
	Gold	GOLDLNPM	33.3333%
	Silver	SLVRLN	33.3333%
	Palladium	PLDMLNPM	33.3333%

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the commodity price on any trading day will be determined based on the prices published by the relevant exchange.

Payment at maturity:
$1,000 + return amount, which may be greater than or less than the stated principal amount. In no event will the payment at maturity exceed the maximum payment at maturity. There is no minimum payment at maturity on the securities.

Maximum payment at maturity:	$1,400 per security (140% of the stated principal amount).
Return amount:
If the basket percent change is greater than the downside threshold value, the return amount will be an amount in cash equal to:
$1,000  x  [the greater of (i) the basket percent change and (ii) the fixed percentage]
If the basket percent change is less than or equal to the downside threshold value, the return amount will be an amount in cash equal to:
$1,000  x  the basket percent change
In this case, the return amount will be negative and your payment at maturity per security will be an amount less than or equal to 85% of the stated principal amount and could be zero.

Fixed percentage:	10%
Downside threshold value:	-15%
Basket percent change:	The basket percent change is equal to the sum of the following with respect to each basket commodity: [(final commodity price – initial commodity price) / initial commodity price] x weighting
Relevant exchange:	Gold: the London Bullion Market Association (the “LBMA”). Silver: the LBMA. Palladium: the London Platinum and Palladium Market (the “LPPM”).
Final commodity price:	With respect to each basket commodity, the commodity price of such basket commodity on the valuation date
Initial commodity price:
With respect to each basket commodity, the commodity price of such basket commodity on the pricing date, subject to adjustment for each basket commodity individually for non-trading days and certain market disruption events

Commodity price:
For any trading day:

Gold: the afternoon fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day;

Silver: the fixing price per troy ounce of silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and published by the LBMA on such day; and

Palladium: the afternoon fixing price per troy ounce gross of palladium for delivery in Zurich through a

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Enchanced Trigger Jump Securities due October , 2016 Based on the Performance of a Basket of Three Precious Metals

member of the LPPM authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such day.
Valuation date:	October , 2016, subject to adjustment for non-trading days and certain market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date for any basket commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 15.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	6174824J0
ISIN:	US6174824J08
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪    Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Additionally, the consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying preliminary pricing supplement.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion

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Enchanced Trigger Jump Securities due October , 2016 Based on the Performance of a Basket of Three Precious Metals

contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in futures contracts on the basket commodities or positions in any other available instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial commodity prices, and, as a result, could increase the levels above which the final commodity prices must be for the basket percent change to be greater than the downside threshold value so that you do not suffer a loss on your initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities by purchasing and selling futures contracts on the basket commodities or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the securities, including on the valuation date. We cannot give any assurance that our hedging activities will not affect the final commodity prices and, therefore, adversely affect the value of the securities or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions

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Enchanced Trigger Jump Securities due October , 2016 Based on the Performance of a Basket of Three Precious Metals

involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

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Enchanced Trigger Jump Securities due October , 2016 Based on the Performance of a Basket of Three Precious Metals

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $25 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Enchanced Trigger Jump Securities due October , 2016 Based on the Performance of a Basket of Three Precious Metals

Hypothetical Payouts on the Securities at Maturity

The following payoff diagram illustrates the payment at maturity for a range of hypothetical basket percent changes. The graph is based on the following terms:

Stated principal amount:	$1,000 per security
Downside threshold value:	-15%
Fixed percentage:	10%
Maximum payment at maturity:	$1,400 per security

Enhanced Trigger Jump Securities Payoff Diagram

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Enchanced Trigger Jump Securities due October , 2016 Based on the Performance of a Basket of Three Precious Metals

Hypothetical Examples
The following examples illustrate how the payment at maturity on the securities is calculated. These examples assume the following hypothetical initial commodity prices and reflects the maximum payment at maturity of $1,400 per security:

Basket Commodity	Hypothetical Initial Commodity Price
Gold	$1,400
Silver	2,300¢
Palladium	$650

Example 1:  The basket percent change is positive and greater than the fixed percentage. Your return is greater than the fixed percentage based return, and you participate in the appreciation of the basket.

Hypothetical final commodity prices:
Gold	=	$1,680
Silver	=	2,760¢
Palladium	=	$780
Basket percent change	=	[(final gold price – initial gold price) / initial gold price] x gold weighting, plus
		[(final silver price – initial silver price) / initial silver price] x silver weighting, plus
		[(final palladium price – initial palladium price) / initial palladium price] x palladium weighting
	=	[($1,680 – $1,400) / $1,400] x 33.3333%, plus
		[(2,760¢ – 2,300¢) / 2,300¢] x 33.3333%, plus
		[($780 – $650) / $650] x 33.3333%
	=	20%
Fixed percentage	=	10%
Maximum payment at maturity	=	$1,400
Return amount	=	stated principal amount x [the greater of (i) basket percent change and (ii) fixed percentage]
	=	$1,000 x 20%
	=	$200
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + $200
	=	$1,200
Payment at maturity = $1,200

Example 2:  The basket percent change is negative but greater than the downside threshold value. You receive a return reflecting the fixed percentage.
Hypothetical final commodity prices:
Gold	=	$1,120
Silver	=	2,415¢
Palladium	=	$689
Basket percent change	=	[(final gold price – initial gold price) / initial gold price] x gold weighting, plus
		[(final silver price – initial silver price) / initial silver price] x silver weighting, plus
		[(final palladium price – initial palladium price) / initial palladium price] x palladium weighting
	=	[($1,120 – $1,400) / $1,400] x 33.3333%, plus

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		[(2,415¢ – 2,300¢) / 2,300¢] x 33.3333%, plus
		[($689 – $650) / $650] x 33.3333%
	=	-3%
Fixed percentage	=	10%
Maximum payment at maturity	=	$1,400
Return amount	=	stated principal amount x [the greater of (i) basket percent change and (ii) fixed percentage]
	=	$1,000 x 10%
	=	$100
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + $100
	=	$1,100
Payment at maturity = $1,100
In this example, the 5% increase in silver and 6% increase in palladium are more than offset by the 20% decrease in gold, resulting in a negative basket percent change. However, the basket percent change is still greater than the downside threshold value. As a result, the investor realizes a positive return on the securities equal to the fixed percentage.

Example 3:  The basket percent change is greater than 40% such that the payment at maturity is limited by the maximum payment at maturity, and you do not participate in any further appreciation of the basket.
Hypothetical final commodity prices:
Gold	=	$2,100
Silver	=	3,450¢
Palladium	=	$1,170
Basket percent change	=	[(final gold price – initial gold price) / initial gold price] x gold weighting, plus
		[(final silver price – initial silver price) / initial silver price] x silver weighting, plus
		[(final palladium price – initial palladium price) / initial palladium price] x palladium weighting
	=	[($2,100 – $1,400) / $1,400] x 33.3333%, plus
		[(3,450¢ – 2,300¢) / 2,300¢] x 33.3333%, plus
		[($1,170 – $650) / $650] x 33.3333%
	=	60%
Fixed percentage	=	10%
Maximum payment at maturity	=	$1,400
Return amount	=	stated principal amount x [the greater of (i) basket percent change and (ii) fixed percentage]
	=	$1,000 x 60%
	=	$600
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,400
Payment at maturity = $1,400
In this example, the basket percent change is greater than the fixed percentage and thus the investor receives a return based on the basket percent change. However, because the payment at maturity is subject to the maximum payment at maturity, the investor receives only $1,400 per security at maturity and does not participate in any further appreciation of the basket.

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Example 4:  The basket percent change is below the downside threshold value and investors are fully exposed to the negative performance of the basket, as measured on the valuation date.
Hypothetical final commodity prices:
Gold	=	$980
Silver	=	1,150¢
Palladium	=	$585
Basket percent change	=	[(final gold price – initial gold price) / initial gold price] x gold weighting, plus
		[(final silver price – initial silver price) / initial silver price] x silver weighting, plus
		[(final palladium price – initial palladium price) / initial palladium price] x palladium weighting
	=	[($980 – $1,400) / $1,400] x 33.3333%, plus
		[(1,150¢ – 2,300¢) / 2,300¢] x 33.3333%, plus
		[($585 – $650) / $650] x 33.3333%
	=	-30%
Fixed percentage	=	10%
Maximum payment at maturity	=	$1,400
Return amount	=	stated principal amount x basket percent change
	=	$1,000 x (-30%)
	=	-$300
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + (-$300)
	=	$700
Payment at maturity = $700

Because the basket percent change is less than or equal to the downside threshold value, the investor does not receive the benefit of the fixed percentage return and instead suffers a negative return on the securities equal to the basket percent change.

If the basket percent change is less than or equal to the downside threshold value, investors will lose a significant portion or all of their investment in the securities.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold a payment equal to the sum of the stated principal amount and a return amount, subject to the maximum payment at maturity of $1,400 (140% of the stated principal amount). The payment at maturity may be greater than or less than the stated principal amount.

If the basket percent change is greater than the downside threshold value of -15%, the return amount will be positive and will equal:
$1,000 × [the greater of (x) basket percent change and (y) fixed percentage]

where,

basket percent change	=	The sum of the following with respect to each basket commodity: [(final commodity price – initial commodity price) / initial commodity price] x weighting

fixed percentage	=	10%

If the basket percent change is less than or equal to the downside threshold value, the return amount will be negative and will equal:

$1,000    x    basket percent change

In this scenario, the payment at maturity will be equal to or less than $850 per security. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement. You should also consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest or guarantee a return of any principal at maturity. The terms of the securities differ from those of ordinary debt securities in that we do not guarantee repayment of the principal amount of the securities at maturity and do not pay you interest on the securities. If the basket percent change, as measured on the valuation date, is less than or equal to the downside threshold value, the payment at maturity on each security will be significantly less than the stated principal amount of the securities and could be zero. Consequently, the entire principal amount of your investment is at risk.

▪
You will lose the benefit of the fixed percentage return if the basket percent change, as measured on the valuation date, is less than or equal to the downside threshold value.  If the basket percent change, as measured on the valuation date, is less than or equal to the downside threshold value, the payment at maturity will solely depend on the basket percent change and you will lose the benefit of the minimum return based on the fixed percentage. As a result, you will be exposed on a 1 to 1 basis to the negative performance of the basket commodities over the term of the securities and you will lose a significant portion or all or your investment in the securities.

▪
Your participation in any appreciation of the basket commodities is limited by the maximum payment at maturity. The positive return investors may realize on the securities if the basket percent change is positive is limited by the maximum payment at maturity of $1,400 per security, or 140% of the stated principal amount. Accordingly, your payment at maturity will not exceed $1,400 per security, or 140% of the stated principal amount, regardless of any greater appreciation in the value of the basket commodities over the term of the securities. See “Hypothetical Payouts on the Securities at Maturity” on page 10.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
The amount payable on the securities is not linked to the value of the basket at any time other than the valuation date.  The basket percent change will be based on the commodity price of each basket commodity on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the value of the basket appreciates prior to the valuation date but then drops by the valuation date to be equal to or below the downside threshold value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such drop.  Although the actual value of the basket on the maturity date or at other times during the term of the securities may be higher than its value on the valuation date, the payment at maturity will be based solely on the value of the basket on the valuation date.

▪
Market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market, including:

•    the market price of the basket commodities and futures contracts on the basket commodities and the volatility (frequency and magnitude of changes in price) of such prices;

•    trends of supply and demand for the basket commodities at any time, as well as the effects of speculation or any government actions that could affect the markets for the basket commodities;

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•    interest and yield rates in the market;

•    geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets generally and which may affect the price of the basket commodities;

•    the time remaining until the maturity of the securities; and

•    any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if the prices of the basket commodities at the time of sale are at or below its initial price and especially if the basket percent change is believed to be likely to reach the downside threshold value in light of the then-current price of the basket commodities.

You cannot predict the future prices of the basket commodities based on their historical prices. The basket percent change, as measured on the valuation date, may be less than or equal to the downside threshold value such that you will be exposed on a 1 to 1 basis to the negative performance of the basket commodities and, as a result, you will lose a significant portion or all of your investment at maturity. There can be no assurance that the basket percent change will be greater than the downside threshold value so that you will receive at maturity an amount that is greater than the stated principal amount of the securities.

▪
Specific commodities prices are volatile and are affected by numerous factors specific to each market. Investments, such as the securities, linked to the prices of commodities such as gold, silver and palladium, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below. These factors may affect the price of gold, silver or palladium, and therefore of the securities, in varying and potentially inconsistent ways.

Gold

The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as, among other things, the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, levels of gold production and production costs and short-term changes in supply and demand due to trading activities in the gold market. The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information.”

Silver

Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru, Australia and Canada.   The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time-to-time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, jewelry, coins and medals, photography and silverware. The price of silver may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information.”

Palladium

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The price of palladium has fluctuated widely over the past several years. Because the palladium supply is both limited and concentrated, any disruptions in the supply of palladium tend to have a disproportionate effect on the price of palladium. Key factors that may influence prices are the mining policies and production costs in the most important palladium-producing countries, in particular, Russia, South Africa, the United States and Canada (which together account for over 90% of production), the size and availability of palladium stockpiles, global supply and demand as well as the level of economic activity of the main consuming countries. Investments in exchange-traded notes and funds linked to the price of palladium may also have an impact on palladium prices. The possibility of large-scale distress sales of palladium in times of crisis may also have a short-term negative impact on the price of palladium. For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to sales from institutional investors such as hedge funds and pension funds. Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium in catalytic converters, accounts for more than 50% of the industrial use of palladium, and a decline in the global automotive industry may impact the price of palladium. Palladium is also used in the electronics, dental and jewelry industries. The price of palladium may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information.”

▪
Changes in the price of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other. At a time when the price of one basket commodity increases, the prices of the other basket commodities may not increase as much, or may decline. Therefore, in calculating the basket percent change on the valuation date, increases in the price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the prices of other basket commodities.

You can review a table of the historical prices and related graphs of each of the basket commodities for each calendar quarter in the period from January 1, 2008 through April 18, 2013 and a graph of the historical performance of the basket for the same period (assuming that each of the basket commodities is weighted in the basket as described above) in this launch sheet under “Historical Information.” You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the price of any of the basket commodities will be offset by decreases in the prices of other basket commodities, based on historical performance. In addition, there can be no assurance that the basket percent change, as measured on the valuation date, will be greater than the downside threshold value so that you will receive at maturity an amount that is greater than the stated principal amount of the securities. If the basket percent change, as measured on the valuation date, is less than or equal to the downside threshold value, you will receive at maturity an amount that is significantly less than the amount of your original investment in the securities.

▪
Legal and regulatory changes could adversely affect the return on and value of your securities. Futures contracts and options on futures contracts, including those related to the basket commodities, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts. In particular, on October 18, 2011, the CFTC adopted interim and final position limits that would have applied to a party’s combined futures, options and swaps position in any one of 28 physical commodities and economically equivalent futures, options and swaps. These limits would have, among other things, expanded existing position limits applicable to options and futures contracts to apply to swaps and applied them across affiliated and controlled entities and accounts. However, the International Swaps and Derivatives Association and the Securities Industry and Financial Markets Association jointly filed a legal challenge to the position limit rules, which were

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due to take effect on October 12, 2012, in the U.S. District Court for the District of Columbia. On September 28, 2012, the court vacated the position limit rules and remanded them to the CFTC. The CFTC announced on November 15, 2012 that it will appeal the court’s decision. If position limit rules are ultimately upheld in an appeal or if substantially similar rules are adopted and implemented by the CFTC, such rules could interfere with our ability to enter into or maintain hedge positions in instruments subject to the limits, and consequently, we may need to decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in such basket commodity or futures contracts on such basket commodity or related contracts. Similarly, other market participants would be subject to the same regulatory issues and could decide, or be required to, sell their positions in any of the basket commodities or futures contracts on any of the basket commodities or related contracts. While the effect of these or other regulatory developments are difficult to predict, if this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the prices of the basket commodities or futures contracts on the basket commodities and therefore, the value of the securities.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the basket commodities), including trading in futures contracts on the basket commodities, and possibly in other instruments related to the basket commodities. Some of our subsidiaries also trade the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity prices and, as a result, could increase the levels above which the final commodity prices must be on the valuation date so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the final commodity prices and whether the basket percent change is less than or equal to the downside threshold value, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity, if any.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MSCG will determine the initial commodity prices, the final commodity prices, the basket percent change and whether a market disruption event has occurred, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by the calculation agent including with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event, may adversely affect the payout to you at maturity. See the section of the accompanying preliminary pricing supplement called “Description of Securities—Market Disruption Event.”

▪
Investing in the securities is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities. Investing in the securities is not equivalent to investing directly in any

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of the basket commodities or in futures contracts or in forward contracts on any of the basket commodities. By purchasing the securities, you do not purchase any entitlement to the basket commodities or futures contracts or forward contracts on the basket commodities. Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the basket commodities.

▪
There are risks relating to trading of commodities on the London Bullion Market Association and the London Platinum and Palladium Market. Gold and silver are traded on the London Bullion Market Association, which we refer to as the LBMA, and palladium is traded on the London Platinum and Palladium Market, which we refer to as the LPPM. The prices of the basket commodities will be determined by reference to the fixing prices reported by the LBMA (in the case of gold and silver) and the LPPM (in the case of palladium). The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. Like the LBMA, the LPPM is a self-regulatory association of bullion market participants that is not a regulated entity. If the LBMA or the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold and silver and the LPPM price fixings for the value of platinum and palladium may be adversely affected. Each of the LBMA and the LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA or LPPM trading. For example, there are no daily price limits on the LBMA or the LPPM, which would otherwise restrict fluctuations in the prices of LBMA or LPPM contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Because a security provides for the return of principal except where the basket percent change is equal to or less than the downside threshold value, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other commodity-linked securities that do not contain similar provisions. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Historical Information

The following tables set forth the published high and low fixing prices, as well as end-of-quarter fixing prices, for each of the basket commodities for each quarter in the period from January 1, 2008 through April 18, 2013. The related graphs set forth the daily fixing prices for each respective basket commodity for the same period. The commodity prices on April 18, 2013 were, in the case of gold, $1,393.75, in the case of silver, 2,351¢ and in the case of palladium, $670.00. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical performance of the basket commodities should not be taken as an indication of their future performance.
Gold (in U.S. dollars per troy ounce)	High ($)	Low ($)	Period End ($)
2008
First Quarter	1,011.25	833.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter	1,421.00	1,313.50	1,405.50
2011
First Quarter	1,447.00	1,319.00	1,439.00
Second Quarter	1,552.50	1,418.00	1,505.50
Third Quarter	1,895.00	1,483.00	1,620.00
Fourth Quarter	1,795.00	1,531.00	1,531.00
2012
First Quarter	1,781.00	1,531.00	1,662.50
Second Quarter	1,677.50	1,540.00	1,598.50
Third Quarter	1,784.50	1,556.25	1,776.00
Fourth Quarter	1,791.75	1,650.50	1,657.50
2013
First Quarter	1,693.75	1,574.00	1,598.25
Second Quarter (through April 18, 2013)	1,598.25	1,380.00	1,393.75

Daily Official Fixing Prices of Gold January 1, 2008 to April 18, 2013

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Silver (in U.S. cents)	High (¢)	Low (¢	Period End (¢)
2008
First Quarter	2,092.00	1,476.00	1,799.00
Second Quarter	1,856.00	1,619.00	1,765.00
Third Quarter	1,930.00	1,066.00	1,296.00
Fourth Quarter	1,228.00	888.00	1,079.00
2009
First Quarter	1,439.00	1,051.00	1,311.00
Second Quarter	1,597.00	1,198.00	1,394.00
Third Quarter	1,738.00	1,247.00	1,645.00
Fourth Quarter	1,918.00	1,621.00	1,699.00
2010
First Quarter	1,884.00	1,514.00	1,750.00
Second Quarter	1,964.00	1,736.00	1,874.00
Third Quarter	2,207.00	1,755.00	2,207.00
Fourth Quarter	3,070.00	2,195.00	3,063.00
2011
First Quarter	3,787.00	2,668.00	3,787.00
Second Quarter	4,870.00	3,250.00	3,502.00
Third Quarter	4,349.00	2,816.00	3,045.00
Fourth Quarter	3,542.00	2,616.00	2,818.00
2012
First Quarter	3,723.00	2,818.00	3,243.00
Second Quarter	3,297.00	2,672.00	2,708.00
Third Quarter	3,471.00	2,667.00	3,465.00
Fourth Quarter	3,496.00	2,975.00	2,995.00
2013
First Quarter	3,223.00	2,801.00	2,864.00
Second Quarter (through April 18, 2013)	2,864.00	2,331.00	2,351.00

Daily Official Fixing Prices of Silver January 1, 2008 to April 18, 2013

April 2013	Page 21

Enchanced Trigger Jump Securities due October , 2016 Based on the Performance of a Basket of Three Precious Metals

Palladium (in U.S. dollars per troy ounce gross)	High ($)	Low ($)	Period End ($)
2008
First Quarter	582.00	364.00	445.00
Second Quarter	475.00	406.00	467.00
Third Quarter	465.00	199.00	199.00
Fourth Quarter	233.00	164.00	184.00
2009
First Quarter	222.00	179.00	215.00
Second Quarter	261.50	212.00	249.00
Third Quarter	304.00	232.00	294.00
Fourth Quarter	393.00	292.00	393.00
2010
First Quarter	479.00	393.00	479.00
Second Quarter	571.00	419.00	446.00
Third Quarter	573.00	429.00	573.00
Fourth Quarter	797.00	565.00	797.00
2011
First Quarter	858.00	700.00	766.00
Second Quarter	810.00	713.00	761.00
Third Quarter	842.00	614.00	614.00
Fourth Quarter	681.00	549.00	630.00
2012
First Quarter	722.00	616.00	651.00
Second Quarter	681.00	576.00	578.00
Third Quarter	702.00	565.00	642.00
Fourth Quarter	704.00	593.00	704.00
2013
First Quarter	774.00	673.00	770.00
Second Quarter (through April 18, 2013)	773.00	670.00	670.00

Daily Afternoon Fixing Prices of Palladium January 1, 2008 to April 18, 2013

April 2013	Page 22